Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS 71 PERCENT
INCREASE IN EARNINGS FOR THIRD QUARTER 2006
REVENUES RISE 19 PERCENT WITH STRONG
SOFTWARE LICENSE GROWTH
Dallas, October 25, 2006 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended September 30, 2006:
•	Total revenues were $50.1 million, up 18.5 percent compared to $42.3 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 18.6 percent for the quarter.

•	Operating income was $6.6 million, a 63.3 percent increase compared with operating income of $4.1 million in the same quarter of 2005.

•	Net income was $4.4 million, or $0.11 per diluted share, an increase of 71 percent compared to net income for the three months ended September 30, 2005 of $2.6 million, or $0.06 per diluted share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $9.1 million. EBITDA for the third quarter of 2005 totaled $6.6 million.

•	Gross margin was 40.2 percent, compared to 37.4 percent in the quarter ended September 30, 2005. Sequentially, gross margin for the third quarter improved from 38.5 percent in the second quarter of 2006.

•	Selling, general and administrative expenses were $13.2 million (26.3 percent of revenues), compared to $11.4 million (27.1 percent of revenues) in the same quarter last year.

•	Tyler adopted FAS 123R effective January 1, 2006 and the third quarter results include non-cash, share-based compensation expense totaling $554,000, of which $37,000 is included in cost of revenues and $517,000 is included in selling, general and administrative expenses. Share-based compensation expense reduced diluted earnings per share for the third quarter of 2006 by $0.01.
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Tyler Technologies Reports 71 Percent Increase in Earnings
For Third Quarter 2006
October 25, 2006

•	Free cash flow was $11.0 million (cash provided by operating activities of $12.1 million minus capital expenditures of $1.1 million). For the third quarter of 2005, free cash flow was $9.0 million (cash provided by operating activities of $9.5 million minus capital expenditures of $485,000). For the nine months ended September 30, 2006, free cash flow was $19.2 million (cash provided by operating activities of $22.7 million minus capital expenditures of $3.5 million). For the nine months ended September 30, 2005, free cash flow was $14.6 million (cash provided by operating activities of $16.7 million minus capital expenditures of $2.1 million).

•	Total backlog was $197.7 million at September 30, 2006, including $171.2 million of software-related backlog and $26.5 million of appraisal services backlog.

•	Tyler is debt-free and ended the third quarter of 2006 with $38.1 million in cash, short-term investments and certificates of deposit. During the third quarter of 2006, the Company repurchased 154,085 shares of its common stock at a cost of $1.7 million.
Revenues for the nine months ended September 30, 2006 increased 14.3 percent to $144.1 million from $126.2 million in 2005. Operating income for the first nine months of 2006 was $15.5 million, compared to $7.9 million in the first nine months of 2005. Net income for the nine months ended September 30, 2006 was $10.2 million, or $0.24 per diluted share, compared to net income of $5.1 million, or $0.12 per share, for the comparable period of 2005.
“Tyler’s results for the third quarter of 2006 continued our trend of year-over-year improvement and were the best in our history by most measures of our financial performance,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer.
“We are particularly pleased with our quarterly revenue performance, which exceeded $50 million for the first time. Software license revenue was exceptionally strong, with growth of 46 percent from the same period last year. As was the case in the second quarter, we experienced double-digit revenue growth in both software services and maintenance, as well as in our appraisal services business. These results reflect the competitive position of our products, which continues to drive growth from geographic expansion and success in winning larger deals. In addition, increased license fee revenues as a percentage of total revenues, as well as operational leverage, contributed to higher gross margins in the quarter.
“Free cash flow for the third quarter grew 22 percent over the same period last year and continues to significantly exceed net income,” added Mr. Marr. “For the trailing twelve months ended September 30, 2006, Tyler has posted $13.3 million in earnings, or $0.31 per diluted share, on revenues of $188.5 million, while generating $23.1 million of free cash flow (cash provided by operating activities of $27.2 million minus capital expenditures of $4.1 million). Our total cash and investments grew to more than $38 million at September 30, after year-to-date repurchases of $9.9 million of the Company’s common stock and year-to-date acquisitions which used $12.2 million in cash.
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Tyler Technologies Reports 71 Percent Increase in Earnings
For Third Quarter 2006
October 25, 2006

“While our third quarter results exceeded our expectations by a fairly significant margin, we do not currently expect that earnings in the fourth quarter will match the levels achieved in the third quarter. For the full year 2006, however, we anticipate that earnings will be at or slightly above the high end of our previous guidance. As we have previously noted, Tyler’s quarterly revenues and earnings will not always grow in a straight line, particularly as we add resources to enable us to deliver our backlog and continue to expand. Nonetheless, we remain very pleased with Tyler’s competitive position, growth opportunities and long-term outlook,” Mr. Marr concluded.
Annual Guidance for 2006
Total revenues for 2006 are currently expected to be in the range of $192 million to $195 million. Software-related revenues for the full year are expected to grow approximately 13 percent to 16 percent, while appraisal services revenues are expected to show 5 percent to 8 percent growth compared to 2005. The Company expects to have diluted earnings per share of approximately $0.31 to $0.33. These estimates include assumed pretax expense for the year of approximately $2.1 million, or $0.04 per share after taxes, related to stock options and the Company’s stock purchase plan. Tyler’s estimated annual effective income tax rate for the full year 2006 is approximately 38 percent.
Tyler also expects that free cash flow for the year 2006 will be between $22 million and $24 million, with capital expenditures of approximately $4.0 million.
Tyler Technologies will hold a conference call on Thursday, October 26 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 704-5381 for U.S. dialers and (913) 312-1295 for international dialers. Please refer to confirmation code 9043962. A replay of the call will be available two hours after the completion of the call through October 31, 2006. To access the replay, please dial (888) 203-1112 for U.S. dialers and (719) 457-0820 for international dialers. A live Webcast of the call can be accessed on the Company’s Web site at www.tylertech.com. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylertech.com.
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Tyler Technologies Reports 71 Percent Increase in Earnings
For Third Quarter 2006
October 25, 2006

Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2006	December 31,
	(unaudited)	2005
ASSETS

Current assets:
Cash and cash equivalents	$21,052	$20,733
Short-term investments available-for-sale	12,025	11,750
Restricted certificate of deposit	5,000	4,750
Accounts receivable, net	44,632	49,644
Other current assets	8,720	7,359
Deferred income taxes	2,128	2,128

Total current assets	93,557	96,364

Accounts receivable, long-term portion	1,500	1,547
Property and equipment, net	7,233	5,759

Other assets:
Restricted certificate of deposit	—	250
Goodwill and other intangibles, net	100,984	90,312
Other	178	205

Total assets	$203,452	$194,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$73,016	$70,950
Deferred income taxes	9,659	11,290
Shareholders’ equity	120,777	112,197

Total liabilities and shareholders’ equity	$203,452	$194,437

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Software licenses	$10,422	$7,153	$27,817	$21,362
Software services	14,497	13,103	42,678	38,824
Maintenance	18,847	16,655	54,220	47,882
Appraisal services	4,920	4,147	14,727	13,931
Hardware and other	1,453	1,248	4,706	4,151

Total revenues	50,139	42,306	144,148	126,150

Cost of revenues:
Software licenses	2,500	2,159	7,592	6,683
Acquired software	353	198	1,007	595
Software services and maintenance	22,647	20,171	67,341	60,047
Appraisal services	3,386	3,027	10,246	11,045
Hardware and other	1,096	929	3,397	2,993

Total cost of revenues	29,982	26,484	89,583	81,363

Gross profit	20,157	15,822	54,565	44,787

Selling, general and administrative expenses	13,201	11,445	38,072	34,652
Restructuring charge	—	—	—	1,260
Amortization of customer and trade name intangibles	326	317	973	950

Operating income	6,630	4,060	15,520	7,925
Other income, net	306	224	603	603

Income before income taxes	6,936	4,284	16,123	8,528
Income tax provision	2,523	1,703	5,938	3,456

Net income	$4,413	$2,581	$10,185	$5,072

Earnings per common share:
Basic	$0.11	$0.07	$0.26	$0.13

Diluted	$0.11	$0.06	$0.24	$0.12

EBITDA (1)	$9,102	$6,602	$22,848	$15,854

Weighted average common shares outstanding:
Basic	38,705	39,104	38,947	39,659
Diluted	41,898	41,771	41,911	42,160

(1)	Reconciliation of EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$4,413	$2,581	$10,185	$5,072
Amortization of customer and trade name intangibles	326	317	973	950
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,145	2,201	6,619	6,907
Interest income included in other income, net	(305)	(200)	(867)	(531)
Income tax provision	2,523	1,703	5,938	3,456

EBITDA	$9,102	$6,602	$22,848	$15,854